Exhibit 99.1

NEWS RELEASE
Contact:
Sheila Spagnolo
Vice President
Phone (610) 251-1000
sspagnolo@triumphgroup.com

TRIUMPH GROUP REPORTS
THIRD QUARTER FISCAL 2014 EARNINGS

•	Net sales for third quarter fiscal year 2014 increased 3% to $915.8 million

•	Operating income for third quarter fiscal year 2014 was $84.8 million, reflecting an operating margin of 9%

•
Net income for third quarter fiscal year 2014 was $35.4 million, or $0.67 per diluted share, which included $13.3 million pre-tax ($0.16 per diluted share) of costs related to the Jefferson Street facility move, $11.1 million pre-tax ($0.14 per diluted share) of refinancing fees and pension settlement charge of $1.6 million pre-tax ($0.02 per diluted share). Excluding these costs, earnings per share was $0.99 per diluted share

•	Year to date cash flow from operations before pension contribution of $45.8 million was $79.1 million

Berwyn, PA - January 28, 2014 - Triumph Group, Inc. (NYSE: TGI) today reported that net sales for the third quarter of fiscal year ending March 31, 2014 totaled $915.8 million, a three percent increase from last year’s third quarter net sales of $890.6 million. Organic sales for the quarter decreased 6 percent primarily due to production rate cuts on the 747-8 and 767 programs, a decrease in military sales and customer deferrals.

Net income for the third quarter of fiscal year 2014 was $35.4 million, or $0.67 per diluted share, versus $75.2 million, or $1.43 per diluted share, for the third quarter of the prior year. The quarter’s results, reflected in Table A below, included $26.0 million pre-tax ($16.8 million after tax or $0.32 per diluted share) of non-recurring costs. The prior fiscal year’s quarter included approximately $0.3 million pre-tax ($0.2 million after tax) of integration costs associated with the acquisition of Vought Aircraft Industries (now Triumph Aerostructures-Vought Aircraft Division) and a charge of $2.0 million pre-tax ($1.3 million after tax) for early retirement incentives. Excluding the non-recurring costs, net income for the quarter was $52.2 million, or $0.99 per diluted share. The number of shares used in computing diluted earnings per share for the quarter was 52.8 million shares.

-More-

The following table quantifies each of the non-recurring costs incurred in the third quarter of fiscal year 2014 as well as its impact on earnings per share:

TABLE A

	Three Months Ended
($ in millions)	December 31, 2013					Location on
	Pre-Tax		After-Tax	Diluted EPS		Financial Statements
Income from Continuing Operations - GAAP	$54.7		$35.4	$0.67
Non-Recurring Costs:
Pension settlement charge	1.6		1.0	0.02		Corporate
Refinancing fees	11.1		7.2	0.14		Interest Expense & Other
Jefferson Street Move:
Relocation Costs, including interest	5.0		3.2	0.06		Aerostructures (Primarily)
Accelerated Depreciation	5.1		3.3	0.06		Aerostructures (EAC)**
Disruption	3.2		2.1	0.04		Aerostructures (EAC)**
Adjusted Income from continuing operations -	$80.6	*	$52.2	$0.99	*
Non-GAAP
* Difference due to rounding.
** EAC - estimated costs at completion with respect to contracts within the scope of Accounting Standards Codification 605-35, "Revenue-Construction-Type and Production-Type Contracts"

Net sales for the first nine months of fiscal year 2014 were $2.827 billion, a four percent increase from net sales of $2.716 billion last fiscal year. Net income for the first nine months of fiscal year 2014 was $164.0 million, or $3.11 per diluted share, versus $231.7 million, or $4.43 per diluted share, in the prior year period. The year to date results included $22.7 million pre-tax ($14.7 million after tax or $0.28 per diluted share) of costs related to the Jefferson Street facility move, approximately $11.1 million pre-tax ($7.2 million after tax or $0.14 per diluted share) of refinancing fees and approximately $1.6 million pre-tax ($1.0 million after tax or $0.02 per diluted share) of pension settlement charges. The prior fiscal year period included $2.2 million pre-tax ($1.4 million after tax) of integration costs associated with the Vought acquisition and charges of $5.1 million pre-tax ($3.3 million after tax) for early retirement incentives. Excluding these costs, net income for the first nine months of fiscal year 2014 was $186.8 million, or $3.54 per diluted share.

During the nine months ended December 31, 2013, the company generated $79.1 million of cash flow from operations before Triumph Aerostructures’ pension contribution of $45.8 million; after this contribution, cash flow from operations was $33.3 million. Adjusting for customer delayed payments which were collected in full in January, cash flow from operations of $33.3 million would have increased to $119.8 million.

-More-

Segment Results

Aerostructures

The Aerostructures segment reported net sales for the quarter of $637.2 million, compared to $676.8 million in the prior year period. Organic sales for the quarter declined nine percent primarily due to production rate cuts on the 747-8 and 767 programs, a decrease in military sales and customer deferrals. Operating income for the third quarter of fiscal year 2014 was $54.0 million, compared to $117.5 million for the prior year period, and included $13.1 million of pre-tax charges related to the Jefferson Street facility move as well as $25.0 million of pre-tax charges resulting from reductions in the profitability estimates on the 747-8 program. The following table details the changes in additional 747-8 program costs and the impact on fiscal year 2014 quarterly results:

TABLE B

($ in millions)
	Total	Q2	Q3	Q4
Q2 additional program charges	$68.0	$44.0	$11.0	13.0

Q3 additional program charges	17.0	—	14.0	3.0

Total FY 14 additional program charges	$85.0	$44.0	$25.0	$16.0

Operating results for the quarter included a net unfavorable cumulative catch-up adjustment on long-term contracts of $21.3 million, of which $6.6 million was related to the Jefferson Street facility move, $2.9 million was related to the 747-8 rate change and $9.0 million was related to additional 747-8 program costs. The segment’s operating margin for the quarter was nine percent. Excluding the Jefferson Street move related costs and the 747-8 program, the segment’s operating margin for the quarter was approximately 15 percent.

Aerospace Systems

The Aerospace Systems segment reported net sales for the quarter of $211.4 million, compared to $141.1 million in the prior year period, an increase of fifty percent, reflecting the impact of the Triumph Processing-Embee Division and Triumph Engine Control Systems acquisitions in fiscal year 2013 and Triumph Gear Systems-Toronto in fiscal year 2014. Organic sales growth for the quarter was two percent. Operating income for the third quarter of fiscal year 2014 was $32.5 million compared to $20.6 million for the prior year period, an increase of fifty-eight percent. Operating margin for the quarter was fifteen percent. The segment’s operating results included $1.5 million, compared to $0.9 million in the prior year period, of legal expenses associated with the previously reported trade secret litigation.

-More-

Aftermarket Services

The Aftermarket Services segment reported net sales for the quarter of $69.6 million, compared to $74.6 million in the prior year period. The year over year decrease reflected the impact of the divestitures of the Instrument Companies. Organic sales growth for the quarter was two percent. Operating income for the third quarter of fiscal year 2014 was $9.3 million compared to $9.9 million for the prior year period. Operating margin for the quarter was thirteen percent. The segment’s operating results for the quarter were impacted by a decrease in military sales.

Outlook

Commenting on the company’s performance and its outlook for fiscal year 2014, Jeffry D. Frisby, Triumph’s President and Chief Executive Officer, said, “Triumph delivered a solid performance in our third quarter with the exception of the 747-8 program. In spite of military sales decline and continued military aftermarket weakness coupled with some significant customer deferrals, the Aerospace Systems Group and the Aftermarket Services Group were able to sustain their strong operating margins. We had a productive quarter as we successfully completed the acquisition of General Donlee Canada, Inc. and refinanced our high yield debt due 2017. We continue to make excellent progress with the Jefferson Street to Red Oak transition which remains on schedule and on budget. Strategically, we expanded our relationship with Airbus by securing the recently announced award to provide machined and assembled structural components for the fuselage structure which support the cabin storage bins and aircraft systems for the Airbus A350 XWB.”

“Based on the current market environment, current projected aircraft production and a weighted average share count of 52.8 million shares, we now expect revenue for fiscal year 2014 to be approximately $3.8 billion and earnings per share for fiscal 2014 to be approximately $4.10, which reflects the previously described impact of 747-8 and weakness in military. Excluding the Jefferson Street move related cost and the pension settlement charge, earnings per share for fiscal year 2014 are expected to be approximately $4.75 per diluted share.”

As previously announced, Triumph Group will hold a conference call tomorrow at 8:30 a.m. (ET) to discuss the fiscal year 2014 third quarter results. The conference call will be available live and archived on the company’s website at http://www.triumphgroup.com. A slide presentation will be included with the audio portion of the webcast. An audio replay will be available from January 29th to February 5th by calling (888) 266-2081 (Domestic) or (703) 925-2533 (International), passcode #1630473.

Triumph Group, Inc. headquartered in Berwyn, Pennsylvania, designs, engineers, manufactures, repairs and overhauls a broad portfolio of aerostructures, aircraft components, accessories, subassemblies and systems. The company serves a broad, worldwide spectrum of the aviation industry, including original equipment manufacturers of commercial, regional, business and military aircraft and aircraft components, as well as commercial and regional airlines and air cargo carriers.

More information about Triumph can be found on the company’s website at http://www.triumphgroup.com.

-More-

Statements in this release which are not historical facts are forward-looking statements under the provisions of the Private Securities Litigation Reform Act of 1995, including statements of expectations of or assumptions about future aerospace market conditions, aircraft production rates, financial and operational performance, revenue and earnings growth, profitability and earnings results for fiscal 2014. All forward-looking statements involve risks and uncertainties which could affect the company’s actual results and could cause its actual results to differ materially from those expressed in any forward looking statements made by, or on behalf of, the company. Further information regarding the important factors that could cause actual results to differ from projected results can be found in Triumph’s reports filed with the SEC, including our Annual Report on Form 10-K for the fiscal year ended March 31, 2013.

FINANCIAL DATA (UNAUDITED) ON FOLLOWING PAGES

-More-

FINANCIAL DATA (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES
(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
CONDENSED STATEMENTS OF INCOME	2013	2012	2013	2012

Net sales	$915,816	$890,565	$2,826,844	$2,716,434

Operating income	84,779	134,359	319,096	418,247

Interest expense and other	30,115	16,767	70,146	50,667
Income tax expense	19,271	42,369	84,998	135,834

Income from continuing operations	$35,393	$75,223	$163,952	$231,746

Earnings per share - basic:

Net income	$0.68	$1.51	$3.18	$4.67

Weighted average common shares outstanding - basic	52,024	49,750	51,548	49,608

Earnings per share - diluted:

Net income	$0.67	$1.43	$3.11	$4.43

Weighted average common shares outstanding - diluted	52,806	52,464	52,798	52,343

Dividends declared and paid per common share	$0.04	$0.04	$0.12	$0.12

-More-

(Continued)
 FINANCIAL DATA (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES
(dollars in thousands, except per share data)

BALANCE SHEET	Unaudited	Audited
	December 31	March 31,
	2013	2013
Assets
Cash and cash equivalents	$25,415	$32,037
Accounts receivable, net	466,393	434,158
Inventory, net of unliquidated progress payments of $138,763 and $124,128	1,127,758	988,963
Rotable assets	39,567	34,853
Deferred income taxes	48,401	99,546
Prepaid and other current assets	22,555	24,481
Assets held for sale	27,401	14,747
Current assets	1,757,490	1,628,785

Property and equipment, net	932,067	815,084
Goodwill	1,780,296	1,706,151
Intangible assets, net	988,605	994,619
Other, net	69,088	66,792

Total assets	$5,527,546	$5,211,431

Liabilities & Stockholders' Equity
Current portion of long-term debt	$45,355	$133,930
Accounts payable	257,908	327,426
Accrued expenses	250,338	280,469
Liabilities related to assets held for sale	4,225	2,621
	557,826	744,446

Long-term debt, less current portion	1,576,179	1,195,933
Accrued pension and post-retirement benefits, noncurrent	465,204	671,175
Deferred income taxes, noncurrent	378,972	313,396
Other noncurrent liabilities	249,773	241,323

Stockholders' Equity:
Common stock, $.001 par value, 100,000,000 shares authorized, 52,442,164 and 50,123,035 shares issued	52	50
Capital in excess of par value	865,216	848,372
Accumulated other comprehensive income	18,910	(60,972)
Retained earnings	1,415,414	1,257,708
Total stockholders' equity	2,299,592	2,045,158

Total liabilities and stockholders' equity	$5,527,546	$5,211,431
-More-

(Continued)
 FINANCIAL DATA (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES
(dollars in thousands)

SEGMENT DATA	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2013	2012	2013	2012
Net Sales:
Aerostructures	$637,202	$676,791	$1,979,838	$2,060,622
Aerospace Systems	211,402	141,059	636,411	431,710
Aftermarket Services	69,556	74,587	216,880	230,625
Elimination of inter-segment sales	(2,344)	(1,872)	(6,285)	(6,523)
	$915,816	$890,565	$2,826,844	$2,716,434

Operating Income (Loss):
Aerostructures	$53,973	$117,450	$218,784	$358,972
Aerospace Systems	32,504	20,562	106,887	69,739
Aftermarket Services	9,297	9,856	30,678	32,430
Corporate	(10,995)	(13,509)	(37,253)	(42,894)
	$84,779	$134,359	$319,096	$418,247

Depreciation and Amortization:
Aerostructures	$30,206	$24,180	$83,003	$72,133
Aerospace Systems	10,823	4,707	27,911	13,670
Aftermarket Services	1,862	2,283	5,603	6,897
Corporate	1,211	1,162	3,764	3,445
	$44,102	$32,332	$120,281	$96,145

Amortization of Acquired Contract Liabilities:
Aerostructures	$(8,380)	$(6,219)	$(20,135)	$(19,774)
Aerospace Systems	(5,877)	—	(14,238)	—
	$(14,257)	$(6,219)	$(34,373)	$(19,774)

Capital Expenditures:
Aerostructures	$33,661	$19,740	$132,204	$66,165
Aerospace Systems	5,713	4,461	15,988	11,060
Aftermarket Services	2,728	3,336	10,795	10,811
Corporate	430	926	2,810	1,620
	$42,532	$28,463	$161,797	$89,656

-More-

(Continued)
 FINANCIAL DATA (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES
(dollars in thousands)

Non-GAAP Financial Measure Disclosures

We prepare and publicly release quarterly unaudited financial statements prepared in accordance with GAAP. In accordance with Securities and Exchange Commission (the "SEC") guidance on Compliance and Disclosure Interpretations, we also disclose and discuss certain non-GAAP financial measures in our public releases. Currently, the non-GAAP financial measure that we disclose is Adjusted EBITDA, which is our net income before interest, income taxes, amortization of acquired contract liabilities, curtailments, settlements and early retirement incentives, depreciation and amortization. We disclose Adjusted EBITDA on a consolidated and an operating segment basis in our earnings releases, investor conference calls and filings with the SEC. The non-GAAP financial measures that we use may not be comparable to similarly titled measures reported by other companies. Also, in the future, we may disclose different non-GAAP financial measures in order to help our investors more meaningfully evaluate and compare our future results of operations to our previously reported results of operations.

We view Adjusted EBITDA as an operating performance measure and, as such, we believe that the GAAP financial measure most directly comparable to it is net income. In calculating Adjusted EBITDA, we exclude from net income the financial items that we believe should be separately identified to provide additional analysis of the financial components of the day-to-day operation of our business. We have outlined below the type and scope of these exclusions and the material limitations on the use of these non-GAAP financial measures as a result of these exclusions. Adjusted EBITDA is not a measurement of financial performance under GAAP and should not be considered as a measure of liquidity, as an alternative to net income (loss), income from continuing operations, or as an indicator of any other measure of performance derived in accordance with GAAP. Investors and potential investors in our securities should not rely on Adjusted EBITDA as a substitute for any GAAP financial measure, including net income (loss) or income from continuing operations. In addition, we urge investors and potential investors in our securities to carefully review the reconciliation of Adjusted EBITDA to net income set forth below,  in our earnings releases and in other filings with the SEC and to carefully review the GAAP financial information included as part of our Quarterly Reports on Form 10-Q and our Annual Reports on Form 10-K that are filed with the SEC, as well as our quarterly earnings releases, and compare the GAAP financial information with our Adjusted EBITDA.

Adjusted EBITDA is used by management to internally measure our operating and management performance and by investors as a supplemental financial measure to evaluate the performance of our business that, when viewed with our GAAP results and the accompanying reconciliation, we believe provides additional information that is useful to gain an understanding of the factors and trends affecting our business. We have spent more than 15 years expanding our product and service capabilities partially through acquisitions of complementary businesses. Due to the expansion of our operations, which included acquisitions, our net income has included significant charges for depreciation and amortization. Adjusted EBITDA excludes these charges and provides meaningful information about the operating performance of our business, apart from charges for depreciation and amortization. We believe the disclosure of Adjusted EBITDA helps investors meaningfully evaluate and compare our performance from quarter to quarter and from year to year. We also believe Adjusted EBITDA is a measure of our ongoing operating performance because the isolation of non-cash income and expenses, such as amortization of acquired contract liabilities, depreciation and amortization, and non-operating items, such as interest and income taxes, provides additional information about our cost structure, and, over time, helps track our operating progress. In addition, investors, securities analysts and others have regularly relied on Adjusted EBITDA to provide a financial measure by which to compare our operating performance against that of other companies in our industry.

Set forth below are descriptions of the financial items that have been excluded from our net income to calculate Adjusted EBITDA and the material limitations associated with using this non-GAAP financial measure as compared to net income:

•
Curtailments, settlements and early retirement incentives may be useful to investors to consider because it represents the current period impact of the change in defined benefit obligation due to the reduction in future service costs. We do not believe these charges (gains) necessarily reflect the current and ongoing cash earnings related to our operations.

 -More-

(Continued)
FINANCIAL DATA (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES
(dollars in thousands)

Non-GAAP Financial Measure Disclosures (continued)

•
Amortization of acquired contract liabilities may be useful for investors to consider because it represents the non-cash earnings on the fair value of below market contracts acquired through the acquisition of Vought. We do not believe these earnings necessarily reflect the current and ongoing cash earnings related to our operations.

•
Amortization expenses may be useful for investors to consider because it represents the estimated attrition of our acquired customer base and the diminishing value of product rights and licenses. We do not believe these charges necessarily reflect the current and ongoing cash charges related to our operating cost structure.

•
Depreciation may be useful for investors to consider because they generally represent the wear and tear on our property and equipment used in our operations. We do not believe these charges necessarily reflect the current and ongoing cash charges related to our operating cost structure.

•
The amount of interest expense and other we incur may be useful for investors to consider and may result in current cash inflows or outflows. However, we do not consider the amount of interest expense and other to be a representative component of the day-to-day operating performance of our business.

•
Income tax expense may be useful for investors to consider because it generally represents the taxes which may be payable for the period and the change in deferred income taxes during the period and may reduce the amount of funds otherwise available for use in our business.  However, we do not consider the amount of income tax expense to be a representative component of the day-to-day operating performance of our business.

Management compensates for the above-described limitations of using non-GAAP measures by using a non-GAAP measure only to supplement our GAAP results and to provide additional information that is useful to gain an understanding of the factors and trends affecting our business.

The following table shows our Adjusted EBITDA reconciled to our net income for the indicated periods:

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2013	2012	2013	2012
Adjusted Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA):
Net income	$35,393	$75,223	$163,952	$231,746

Add-back:
Income tax expense	19,271	42,369	84,998	135,834
Interest expense and other	30,115	16,767	70,146	50,667
Curtailments, settlements and early retirement incentives	1,561	2,030	1,561	5,137
Amortization of acquired contract liabilities	(14,257)	(6,219)	(34,373)	(19,774)
Depreciation and amortization	44,102	32,332	120,281	96,145

Adjusted Earnings before Interest, Taxes, Depreciation and Amortization ("Adjusted EBITDA")	$116,185	$162,502	$406,565	$499,755

Net sales	$915,816	$890,565	$2,826,844	$2,716,434

Adjusted EBITDA Margin	12.7%	18.2%	14.4%	18.4%
-More-

(Continued)
 FINANCIAL DATA (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES
(dollars in thousands)

Non-GAAP Financial Measure Disclosures (continued)

	Three Months Ended December 31, 2013
		Segment Data
Adjusted Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA):	Total	Aerostructures	Aerospace Systems	Aftermarket Services	Corporate/Eliminations

Net Income	$35,393

Add-back:
Income tax expense	19,271
Interest expense and other	30,115

Operating income (loss)	$84,779	$53,973	$32,504	$9,297	$(10,995)

Pension settlement charge	1,561	—	—	—	1,561
Amortization of acquired contract liabilities	(14,257)	(8,380)	(5,877)	—	—
Depreciation and amortization	44,102	30,206	10,823	1,862	1,211

Adjusted Earnings (Losses) before Interest, Taxes, Depreciation and Amortization ("Adjusted EBITDA")	$116,185	$75,799	$37,450	$11,159	$(8,223)

Net sales	$915,816	$637,202	$211,402	$69,556	$(2,344)

Adjusted EBITDA Margin	12.7%	11.9%	17.7%	16.0%	n/a

-More-

(Continued)
 FINANCIAL DATA (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES
(dollars in thousands)

Non-GAAP Financial Measure Disclosures (continued)

	Nine Months Ended December 31, 2013
		Segment Data
Adjusted Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA):	Total	Aerostructures	Aerospace Systems	Aftermarket Services	Corporate/Eliminations

Net Income	$163,952

Add-back:
Income tax expense	84,998
Interest expense and other	70,146

Operating income (loss)	$319,096	$218,784	$106,887	$30,678	$(37,253)

Pension settlement charge	1,561	—	—	—	1,561
Amortization of acquired contract liabilities	(34,373)	(20,135)	(14,238)	—	—
Depreciation and amortization	120,281	83,003	27,911	5,603	3,764

Adjusted Earnings (Losses) before Interest, Taxes, Depreciation and Amortization ("Adjusted EBITDA")	$406,565	$281,652	$120,560	$36,281	$(31,928)

Net sales	$2,826,844	$1,979,838	$636,411	$216,880	$(6,285)

Adjusted EBITDA Margin	14.4%	14.2%	18.9%	16.7%	n/a

-More-

(Continued)
 FINANCIAL DATA (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES
(dollars in thousands)

Non-GAAP Financial Measure Disclosures (continued)

	Three Months Ended December 21, 2012
		Segment Data
Adjusted Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA):	Total	Aerostructures	Aerospace Systems	Aftermarket Services	Corporate / Eliminations

Net Income	$75,223

Add-back:
Income tax expense	42,369
Interest expense and other	16,767

Operating income (loss)	$134,359	$117,450	$20,562	$9,856	$(13,509)

Curtailments and early retirement incentives	2,030	—	—	—	2,030
Amortization of acquired contract liabilities	(6,219)	(6,219)	—	—	—
Depreciation and amortization	32,332	24,180	4,707	2,283	1,162

Adjusted Earnings (Losses) before Interest, Taxes, Depreciation and Amortization ("Adjusted EBITDA")	$162,502	$135,411	$25,269	$12,139	$(10,317)

Net sales	$890,565	$676,791	$141,059	$74,587	$(1,872)

Adjusted EBITDA Margin	18.2%	20.0%	17.9%	16.3%	n/a

-More-

(Continued)
 FINANCIAL DATA (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES
(dollars in thousands)

Non-GAAP Financial Measure Disclosures (continued)

	Nine Months Ended December 31, 2012
		Segment Data
Adjusted Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA):	Total	Aerostructures	Aerospace Systems	Aftermarket Services	Corporate / Eliminations

Net Income	$231,746

Add-back:
Income tax expense	135,834
Interest expense and other	50,667

Operating income (loss)	$418,247	$358,972	$69,739	$32,430	$(42,894)

Curtailments and early retirement incentives	5,137	—	—	—	5,137
Amortization of acquired contract liabilities	(19,774)	(19,774)	—	—	—
Depreciation and amortization	96,145	72,133	13,670	6,897	3,445

Adjusted Earnings (Losses) before Interest, Taxes, Depreciation and Amortization ("Adjusted EBITDA")	$499,755	$411,331	$83,409	$39,327	$(34,312)

Net sales	$2,716,434	$2,060,622	$431,710	$230,625	$(6,523)

Adjusted EBITDA Margin	18.4%	20.0%	19.3%	17.1%	n/a

-More-

(Continued)
 FINANCIAL DATA (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES
(dollars in thousands)

Non-GAAP Financial Measure Disclosures (continued)

Adjusted income from continuing operations, before income taxes, adjusted income from continuing operations and adjusted income from continuing operations per diluted share, before non-recurring costs has been provided for consistency and comparability. These measures should not be considered in isolation or as alternatives to income from continuing operations before income taxes, income from continuing operations and income from continuing operations per diluted share presented in accordance with GAAP. The following tables reconcile income from continuing operations before income taxes, income from continuing operations, and income from continuing operations per diluted share, before non-recurring costs.

	Three Months Ended
	December 31, 2013				Location on
	Pre-Tax	After-Tax	Diluted EPS		Financial Statements
Income from Continuing Operations - GAAP	$54,664	$35,393	$0.67
Non-Recurring Costs:
Pension Settlement Charge	1,561	1,008	0.02		Corporate
Refinancing Fees	11,069	7,151	0.14		Corporate
Relocation Costs (including interest)	5,041	3,256	0.06		Aerostructures (Primarily)
Jefferson Street Move:
Accelerated Depreciation	5,084	3,284	0.06		Aerostructures (EAC)**
Disruption	3,224	2,083	0.04		Aerostructures (EAC)**
Income from continuing operations - non-GAAP	$80,643	$52,175	$0.99	*

* Difference due to rounding.
** EAC - estimated costs at completion with respect to contracts within the scope of Accounting Standards Codification 605-35, "Revenue-Construction-Type and Production-Type Contracts"

	Nine Months Ended
	December 31, 2013				Location on
	Pre-Tax	After-Tax	Diluted EPS		Financial Statements
Income from Continuing Operations - GAAP	$248,950	$163,952	$3.11
Non-Recurring Costs:
Pension Settlement Charge	1,561	1,008	0.02		Corporate
Refinancing Fees	11,069	7,151	0.14		Corporate
Relocation Costs (including interest)	7,786	5,030	0.10		Aerostructures (Primarily)
Jefferson Street Move:
Disruption	6,913	4,466	0.08		Aerostructures (EAC)**
Accelerated Depreciation	8,033	5,189	0.10		Aerostructures (EAC)**
Income from continuing operations - non-GAAP	$284,312	$186,796	$3.54	*

* Difference due to rounding.
** EAC - estimated costs at completion with respect to contracts within the scope of Accounting Standards Codification 605-35, "Revenue-Construction-Type and Production-Type Contracts"
-More-

(Continued)

FINANCIAL DATA (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES
(dollars in thousands)

Non-GAAP Financial Measure Disclosures (continued)

	Three Months Ended
	December 31, 2012			Location on
	Pre-Tax	After-Tax	Diluted EPS	Financial Statements
Income from Continuing Operations - GAAP	$117,592	$75,223	$1.43
Non-Recurring Costs:
Curtailments	2,030	1,289	0.02	Corporate
Integration	250	159	—	Aerostructures (Primarily)
Income from continuing operations - non-GAAP	$119,872	$76,671	$1.46

	Nine Months Ended
	December 31, 2012			Location on
	Pre-Tax	After-Tax	Diluted EPS	Financial Statements
Income from Continuing Operations - GAAP	$367,580	$231,746	$4.43
Non-Recurring Costs:
Early retirement incentives	5,137	3,262	0.06	Corporate
Integration	2,227	1,414	0.03	Aerostructures (Primarily)
Income from continuing operations - non-GAAP	$374,944	$236,422	$4.52

* Difference due to rounding.

-More-

(Continued)

FINANCIAL DATA (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES
(dollars in thousands)

Non-GAAP Financial Measure Disclosures (continued)

Cash provided by operations, before pension contributions has been provided for consistency and comparability. We also use free cash flow available for debt reduction as a key factor in planning for and consideration of strategic acquisitions, stock repurchases and the repayment of debt. This measure should not be considered in isolation, as a measure of residual cash flow available for discretionary purposes, or as an alternative to operating results presented in accordance with GAAP. The following table reconciles cash provided by operations, before pension contributions to cash provided by operations, as well as cash provided by operations to free cash flow available for debt reduction.

	Nine Months Ended
	December 31,
	2013	2012

Cash provided by operations, before pension contributions	$79,142	$286,654
Pension contributions	45,800	56,028
Cash provided by operations	33,342	230,626
Less:
Capital expenditures	161,797	89,656
Dividends	6,246	6,001
Free cash flow available for debt reduction	$(134,701)	$134,969

We use "Net Debt to Capital" as a measure of financial leverage.  The following table sets forth the computation of Net Debt to Capital:

	December 31,	March 31,
	2013	2013
Calculation of Net Debt
Current portion	$45,355	$133,930
Long-term debt	1,576,179	1,195,933
Total debt	1,621,534	1,329,863
Less: Cash	25,415	32,037
Net debt	$1,596,119	$1,297,826

Calculation of Capital
Net debt	$1,596,119	$1,297,826
Stockholders' equity	2,299,592	2,045,158
Total capital	$3,895,711	$3,342,984

Percent of net debt to capital	41.0%	38.8%

#######